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                            STOCK PURCHASE AGREEMENT

                               DATED JUNE 6, 1996

                                  BY AND AMONG

                            LOTUS TECHNOLOGIES, INC.,

         LEWIS T. LIPTON, TRUSTEE FOR THE LIPTON SEPARATE PROPERTY TRUST

                             DATED JANUARY 12, 1993,

                         DENNIS C. STARK, STEVEN ROMINE

                                       AND

                                  INTEVAC, INC.

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                                TABLE OF CONTENTS

                                                                            Page

   1.       Purchase and Sale of Stock....................................  1
            1.1      Purchase and Sale....................................  1
            1.2      Closing..............................................  1

   2.       Representations and Warranties of the Company and the Selling
            Shareholders..................................................  1
            2.1      Organization, Good Standing and Qualification........  2
            2.2      Capitalization.......................................  2
            2.3      Subsidiaries.........................................  2
            2.4      Authorization........................................  2
            2.5      Common Stock.........................................  2
            2.6      Governmental Consents................................  3
            2.7      Returns..............................................  3
            2.8      Litigation...........................................  3
            2.9      Intellectual Property................................  3
            2.10     Proprietary Information and Inventions Agreements....  5
            2.11     Compliance With Other Instruments....................  5
            2.12     Agreements; Action...................................  5
            2.13     Disclosure...........................................  6
            2.14     Title to Property and Assets.........................  6
            2.15     Financial Statements.................................  6
            2.16     Changes..............................................  6
            2.17     Employee Benefit Plans...............................  8
            2.18     Taxes................................................  8
            2.19     Bank Accounts........................................  8
            2.20     Insurance............................................  8
            2.21     Minute Books.........................................  8
            2.22     Labor Agreements and Actions.........................  8
            2.23     Brokers' or Finders' Fees............................  9
            2.24     Accounts Receivable..................................  9
            2.25     Related Party Transactions...........................  9
            2.26     Manufacturing and Marketing..........................  9
            2.27     Inventory............................................  9
            2.28     Customers and Suppliers.............................. 10
            2.29     Employee Matters..................................... 10

   3.       Representations and Warranties of the Selling Shareholders.... 10
            3.1      Authorization........................................ 10
            3.2      Compliance With Other Instruments.................... 10
            3.3      Governmental Consents................................ 11

                                       i.

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          3.4      Litigation............................................... 11
          3.5      Title to Stock........................................... 11
          3.6      Disclosure............................................... 11
          3.7      Intellectual Property of the Selling Shareholders........ 11

 4.       Representations and Warranties of the Purchaser................... 12
          4.1      Organization, Good Standing and Qualification............ 12
          4.2      Authorization............................................ 12
          4.3      Purchase for Investment.................................. 12
          4.4      Disclosure of Information; Due Diligence................. 12
          4.5      Investment Experience; Accredited Investor Status........ 13
          4.6      Governmental Consents.................................... 13
          4.7      Insolvency............................................... 13

 5.       Conditions of the Purchaser's Obligations at the Closing.......... 13
          5.1      Representations and Warranties........................... 13
          5.2      Performance.............................................. 13
          5.3      Compliance Certificate................................... 14
          5.4      Securities Laws Qualifications........................... 14
          5.5      Proceedings and Documents................................ 14
          5.6      Share Certificate........................................ 15
          5.7      Government and Third-Party Consents...................... 15
          5.8      Company Options.......................................... 15
          5.9      Company Warrants......................................... 15
          5.10     Selling Shareholder Non-Competition and Non-Disclosure
                   Agreement................................................ 14
          5.11     Opinion of Company Counsel............................... 15
          5.12     Opinion of Selling Shareholder Counsel................... 15

 6.       Conditions of the Company's and Selling Shareholder's Obligations
          at Closing........................................................ 15
          6.1      Representations and Warranties........................... 15
          6.2      Performance.............................................. 15
          6.3      Compliance Certificate................................... 15
          6.4      Securities Laws Qualification............................ 15
          6.5      Proceedings and Documents................................ 15

 6.6      Government Consents............................................... 15
          6.7      Payment of Purchase Price................................ 15
          6.8      Payment of Finder's Fee.................................. 16
          6.9      Opinion of Purchaser Counsel............................. 16

 7.       Indemnification................................................... 16
          7.1      Right to Indemnification..................................16
          7.2      Limitation................................................16
          7.3      Notification, Etc.........................................17

                                      ii.

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        Miscellaneous........................................................17
        8.1      Survival of Warranties......................................17
        8.2      Successors and Assigns......................................17
        8.3      Governing Law...............................................18
        8.4      Counterparts................................................18
        8.5      Titles and Subtitles........................................18
        8.6      Notices.....................................................18
        8.7      Cost and Expense............................................18
        8.8      Amendments and Waivers......................................18
        8.9      Severability................................................18
        8.10     Entire Agreement............................................18
        8.11     California Corporate Securities Law.........................19
        8.12     Publicity...................................................19
        8.13     Expenses; Attorneys' Fees...................................19

                             SCHEDULES AND EXHIBITS

Schedules:

Schedule A        Schedule of Selling Shareholders
Schedule B        Schedule of Exceptions
Schedule C        Schedule of Material Contracts

Exhibits:

Exhibit A         Selling Shareholder Non-Competition and Non-Disclosure
                  Agreement
Exhibit B         Opinion of Company Counsel
Exhibit C         Opinion of Selling Shareholder Counsel
Exhibit D         Opinion of Purchaser Counsel

                                      iii.

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                            STOCK PURCHASE AGREEMENT

                  THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made as of June 6, 1996, by and among Lotus Technologies, Inc., a California corporation (the "Company"), Lewis T. Lipton, Trustee for the Lipton Separate Property Trust dated January 12, 1993 ("Mr. Lipton"), Dennis C. Stark, an individual ("Mr. Stark"), Steven Romine, an individual ("Mr. Romine") and Intevac, Inc., a California corporation (the "Purchaser").

                  THE PARTIES HEREBY AGREE AS FOLLOWS:

                  1.       Purchase and Sale of Stock.

                  1.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing (as defined below) the Purchaser shall purchase from each of Mr. Lipton, Mr. Stark and Mr. Romine (collectively, the "Selling Shareholders" and each, individually, a "Selling Shareholder") that number of shares of Lotus Technologies, Inc. common stock, without par value (the "Common Stock"), set forth opposite each Selling Shareholder's name on Schedule A hereto for an aggregate price of $8,025,000 (the "Purchase Price").

                  1.2 Closing. The purchase and sale of the Common Stock shall take place at the offices of Brobeck, Phleger & Harrison LLP, Two Embarcadero Place, 2200 Geng Road, Palo Alto, California 94303, at 11:00 a.m., on June 6, 1996 or at such other location and time as the Company, the Selling Shareholders and the Purchaser mutually agree upon (which time and place are designated as the "Closing"). At the Closing, each Selling Shareholder shall deliver to the Purchaser a certificate representing the Common Stock that the Purchaser is purchasing from such Selling Shareholder, properly endorsed in blank for transfer and accompanied by a duly executed stock power in proper form, against delivery to such Selling Shareholder by the Purchaser of a check or a bank wire transfer in the amount of the purchase price therefor.

                  2. Representations and Warranties of the Company and the Selling Shareholders. In this Agreement, any reference to a "Material Adverse Effect" with respect to any entity means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations or prospects of such entity, taken as a whole. Each of the Company and the Selling Shareholders hereby represents and warrants to the Purchaser that, except as set forth on a Schedule of Exceptions attached hereto as Schedule B specifically identifying the relevant Section or subsection hereof:

                                       1.

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                  2.1 Organization, Good Standing and Qualification. The Company
is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to carry on its business as now conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect on the Company.

                  2.2      Capitalization.

                           (a) Common Stock. The authorized capital of the

Company consists of 10,000,000 shares of Common Stock, 3,780,000 shares of which are issued and outstanding.

                           (b) Rights. There are no outstanding options,

warrants, subscriptions, rights (including conversion or preemptive rights or first refusal rights) or agreements for the purchase or acquisition from the Company, or from any shareholder, of any shares of the Company's capital stock or securities convertible into its capital stock. Neither the Company nor any Selling Shareholder is a party or subject to any agreement or understanding, and there is no agreement or understanding between any persons and/or entities, that affects or relates to the voting or giving of written consents with respect to any security or by a director of the Company.

                           (c) Holders. All holders of securities of the Company

and all persons who have a right to hold securities of the Company are set forth by name and the type and amount of securities and/or other rights so held in Schedule A.

                  2.3 Subsidiaries. The Company does not presently own or control, and has never owned or controlled, directly or indirectly, any interest in any other corporation, association, partnership or other business or investment entity.

                  2.4 Authorization. All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement and the transactions contemplated herein, and the performance of all obligations of the Company hereunder, has been taken or will be taken prior to the Closing. This Agreement has been duly executed and delivered by the Company and constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject, as to the enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors' rights generally, to general equitable principles and to limitations on the enforceability of indemnification provisions as applied to certain types of claims arising hereafter, if any, under the federal securities law.

                  2.5 Common Stock. The outstanding shares of Common Stock are duly and validly authorized and issued, are fully paid and nonassessable, and were issued in compliance with all applicable federal and state securities laws.

                                                       2.

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                  2.6 Governmental Consents. No consent, approval, order or
authorization of, or registration, qualification, designation, declaration or filing with, any federal, regional, state or local governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement. Based in part on the representations of the Purchaser in Sections 4.3 and 4.5 of this Agreement, the offer and sale of the Common Stock pursuant to the terms of this Agreement are exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended (the "Act").

                  2.7 Returns. The Company has not had any of its products returned by a purchaser or user thereof, other than for minor, nonrecurring warranty problems. The Company is not aware of any pending warranty claims other than those that arise in the ordinary course of business and which will not require a bulk recall or modification of products currently sold to customers.

                  2.8 Litigation. There are no actions, suits, proceedings and investigations pending or, to the Company's or the Selling Shareholders' knowledge, currently threatened against the Company. There is no action, suit, proceeding, or investigation pending or, to the Company's or the Selling Shareholders' knowledge, currently threatened against the Company which questions the validity of this Agreement or the right of the Company to enter into such Agreement, or to consummate the transactions contemplated hereby, or which might result, either individually or in the aggregate, in a Material Adverse Effect on the Company, or any change in the current equity ownership of the Company. The Company is not a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no legal action, lawsuit, legal proceeding or investigation related to any of the foregoing by the Company currently pending or which the Company intends to initiate.

                  2.9      Intellectual Property.

                           (a) The Company owns, or licenses or otherwise
possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, schematics, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material ("Intellectual Property") that are used in the business of the Company as currently conducted, except to the extent that the failure to have such rights have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

                           (b) The Schedule of Exceptions lists (i) all patents
and patent applications and all registered and unregistered trademarks, trade names, service marks, and copyrights, which the Company considers to be material its business and included in the Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all material licenses, sublicenses and other agreements as to which the

                                       3.

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Company is a party and pursuant to which any person is authorized to use any
Intellectual Property, and (iii) all material licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company is authorized to use any third party patents, trademarks or registered copyrights, including software ("Third Party Intellectual Property Rights") which are incorporated in, are, or form a part of any Company product that is material to its business.

                           (c) To the best of the Company's knowledge, there is
no material unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of the Company, any trade secret material to the Company, or any Intellectual Property right of any third party to the extent licensed by or through the Company, by any third party, including any employee or former employee of the Company. The Company has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders arising in the ordinary course of business.

                           (d) The Company is not, nor will it as a result of
the execution and delivery of this Agreement or the performance of its obligations under this Agreement, be in breach of any license, sublicense or other agreement relating to the Intellectual Property or Third Party Intellectual Property Rights, the breach of which would have a Material Adverse Effect on the Company.

                           (e) All patents and registered trademarks, service
marks and copyrights held by the Company and listed on the Schedule of Exceptions are valid and existing. The Company (i) has not been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party and (ii) has not brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party. To the best of the Company's knowledge, the manufacture, marketing, licensing or sale of the Company 's products does not infringe any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party, except where such infringement would not have a Material Adverse Effect on the Company.

                           (f) The Company has secured valid written assignments
from all consultants and employees who contributed to the creation or development of Intellectual Property of the rights to such contributions that the Company does not already own by operation of law.

                           (g) The Company has taken reasonable and appropriate
steps to protect and preserve the confidentiality of all Intellectual Property not otherwise protected by patents or copyright ("Confidential Information"). All use,

                                       4.

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disclosure or appropriation of Confidential Information owned by the Company by or to a third party has been pursuant to the terms of a written agreement between the Company and such third party. All use, disclosure or appropriation of Confidential Information not owned by the Company has been pursuant to the terms of a written agreement between the Company and the owner of such Confidential Information, or is otherwise lawful.

                  2.10 Proprietary Information and Inventions Agreements. Each employee, officer, director and consultant of the Company has executed a non-disclosure agreement in the form provided to counsel to the Purchaser. The Company is not aware that any of such employees, officers, directors or consultants are in material violation thereof, and the Company will use its best efforts to prevent any such violation.

                  2.11 Compliance With Other Instruments. The Company is not in violation of any provision of its Articles of Incorporation or Bylaws or in violation or default of any provision of any instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound or any provision of any federal or state statute, rule or regulation applicable to the Company, which violation or default would have a Material Adverse Effect on the Company. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in any such violation or default or require any consent under or be in conflict with or constitute, with or without the passage of time and giving of notice, either a violation or default under any such provision, instrument, judgment, order, writ, decree or contract, or an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company where any such event would have a Material Adverse Effect on the Company.

                  2.12     Agreements; Action.

                           (a) Any agreements, understandings, instruments,
contracts or proposed transactions to which the Company is a party or by which it is bound which involve obligations of or payments to the Company in excess of $5,000 are listed on Schedule C hereto.

                           (b) No defaults exist with respect to the Company
(or, to the Company's knowledge, any other party) under any contract or agreement to which the Company is a party that would have a Material Adverse Effect on the Company, either individually or in the aggregate.

                           (c) Since May 17, 1996, dividends and distributions
made by the Company to its shareholders and bonuses paid by the Company to its employees have not exceeded, in the aggregate $350,000.

                           (d) The Company has no obligation and is not a party
to a contract, oral or written, which would result in the payment of a bonus to any employee or shareholder subsequent to the date hereof.

                                                       5.

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                  2.13 Disclosure. The Company has fully provided the Purchaser and the Purchaser's legal counsel with all the information in the Company's possession that the Purchaser has requested in determining whether to purchase the Common Stock offered by the Selling Shareholders. Neither Section 2 of this Agreement nor any schedule or exhibit attached to this Agreement nor any certificate delivered pursuant hereto that, in any such case, has been or will be provided by or on behalf of the Company contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made herein or therein not misleading in light of the circumstances under which they were made.

                  2.14 Title to Property and Assets. The Company owns its property and assets free and clear of all mortgages, liens, loans and encumbrances, except such encumbrances and liens which arise in the ordinary course of business and do not materially impair the Company's ownership or use of such property or assets. With respect to the property and assets it leases, the Company is in compliance with such leases in all material respects and holds a valid leasehold interest free of any material liens, claims or encumbrances. The property and assets of the Company that are used in the operation of its business are in good operating condition and repair.

                  2.15 Financial Statements. The Company has delivered to Purchaser its audited financial statements for the fiscal year ended January 31, 1996, and its unaudited financial statements (balance sheet, statement of operations and statement of cash flows) at, and for the two-month period ended March 31, 1996 (collectively, the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles (except that the unaudited financial statements do not have notes thereto) applied on a consistent basis throughout the periods indicated and with each other. The Financial Statements are complete and correct in all material respects and accurately set out and describe the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. The Company's net book value (total assets minus total liabilities) as of the date hereof is not less than $0.

                  2.16 Changes. Since March 31, 1996, except as permitted by
Section 2.12(c), there has not been:

                           (a) any change in the financial condition or
operating results of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business which have not been, in the aggregate, materially adverse;

                           (b) any damage, destruction or loss, whether or not
covered by insurance, which would have a Material Adverse Effect on the Company (as its business is currently conducted);

                                       6.

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                           (c) any sale, exchange, or other disposition of the
Company's assets or rights, other than in the ordinary course of business, or any waiver by the Company of a valuable right or of a material debt owed to it, or any material change or amendment to or default under a material contract or arrangement by which the Company or any of its assets or properties is bound or subject;

                           (d) any declaration, authorization or payment of any
dividend or other distribution of the assets of the Company, or any agreement to declare, authorize or pay any such dividend or distribution;

                           (e) any satisfaction or discharge of any lien, claim
or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and which is not material to the assets, properties, financial condition, operating results or business of the Company;

                           (f) any commitments entered into by the Company
involving capital expenditures in excess of $5,000, or any debt obligation or liability (whether absolute or contingent), incurred by the Company in excess of $5,000 or that would be required under generally accepted accounting principles to be reflected in the Company's financial statements (whether or not presently outstanding) except current liabilities incurred, and obligations under agreements entered into, in the ordinary course of business;

                           (g) any increase in the compensation or rate of
compensation or commissions payable or to become payable by the Company to any of its directors or officers, or any payment of any bonus, profit-sharing amount or other extraordinary compensation to any such person or any change in any then existing bonus, profit-sharing, retirement or other similar plan, agreement or arrangement or any adoption of or entry into any new bonus, profit-sharing, group life or health insurance, or other similar plan, agreement or arrangement;

                           (h) any loans made by the Company to any of the
Company's directors, officers or employees, or any of their affiliates, other than travel advances made in the ordinary course of business;

                           (i) to the Company's and the Selling Shareholders'
knowledge, any other event or condition internal to the Company (e.g., other than external events or conditions, including without limitation, market conditions and trends, competitive product announcements, etc.) of any character which might have a Material Adverse Effect on the Company (as its business is currently conducted);

                           (j) any material increase in the returns or rates of
returns by consumers or distributors of any products of the Company, any termination or failure to renew by a distributor of any material contract or arrangement for the sale or distribution of

                                       7.

the Company's products or any material and adverse change in the terms of any such contracts or arrangements; or

                           (k) any termination or failure to renew by a supplier
of any material contract or arrangement for the sale or supply of parts necessary for the manufacture of the Company's products or any material and adverse change in the terms of any such contract.

                  2.17 Employee Benefit Plans. The Company does not have any Employee Benefit Plan as defined in the Employee Retirement Income Security Act of 1974, as amended.

                  2.18 Taxes. The Company has filed all income tax returns (federal, state, foreign and local) required to be filed by it, and all income taxes shown to be due and payable on such returns or on any assessments received by the Company and all other taxes (federal, state, foreign and local) due and payable by the Company on or before the date hereof have been paid. The income tax returns filed by the Company are true and correct in all material respects. There are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment of any tax or deficiency against the Company, nor are there any actions, suits, proceedings, investigations or claims now pending against the Company in respect of any tax or assessment, or, to the Company's knowledge, any matters under discussion with any federal, state, foreign or local authority relating to any taxes or assessments, or any claims for additional taxes or assessments asserted by any such authority. The provisions made for income taxes on the Financial Statements are expected to be sufficient for the payment of all unpaid federal, state, foreign and local income taxes of the Company for all periods prior to such date.

                  2.19 Bank Accounts. The Schedule of Exceptions sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom.

                  2.20 Insurance. The Company has in full force and effect fire and casualty insurance policies as listed in the Schedule of Exceptions. The Company has in full force and effect products liability and errors and omissions insurance in amounts set forth in the Schedule of Exceptions.

                  2.21 Minute Books. The minute books of the Company contain a record of all meetings of directors and shareholders since the time of incorporation and reflect all material transactions referred to in such minutes accurately in all material respects.

                  2.22 Labor Agreements and Actions. The Company is not bound by or subject to any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or has sought to represent any of the employees, representatives or agents of the Company.

                                       8.

                  2.23 Brokers' or Finders' Fees. The Company has not incurred and will not incur, directly or indirectly, any liability for brokers' or finders' fees, agents' commissions or other similar charges in connection with this Agreement or the transactions contemplated hereby other than the fee to be paid by the Purchaser to Broadview Associates, L.P. ("Broadview") in connection with the transactions contemplated by this Agreement.

                  2.24 Accounts Receivable. Subject to any reserves set forth in the Financial Statements, the accounts receivable shown on the Financial Statements represent and will represent bona fide claims against debtors for sales and other charges, and are not subject to discount except for normal cash and immaterial trade discounts. The amount carried for doubtful accounts and allowances disclosed in the Financial Statements is sufficient to provide for any losses which may be sustained on realization of the receivables.

                  2.25 Related Party Transactions. No employee, officer or director of the Company or member of his or her immediate family is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of such persons. None of such persons has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company, except that the employees, officers or directors of the Company and members of their immediate families may own stock in publicly traded companies that may compete with the Company. No member of the immediate family of any officer or director of the Company is directly interested in any material contract with the Company.

                  2.26 Manufacturing and Marketing. The Company has not granted rights to manufacture, produce, assemble, license, market or to sell its products to any other person and is not bound by any agreement that affects the Company's exclusive right to develop, manufacture, assemble, distribute, market or sell its products.

                  2.27 Inventory. The inventories shown on the Financial Statements or thereafter acquired by the Company consisted of items of a quantity and quality usable or salable in the ordinary course of business. Since March 31, 1996, the Company has continued to replenish inventories in a normal and customary manner consistent with past practices. The Company has not received written or oral notice that it will experience in the foreseeable future any difficulty in obtaining, in the desired quantity and quality and at a reasonable price and upon reasonable terms and conditions, the raw materials, supplies or component products required for the manufacture, assembly or production of its products. The values at which inventories are carried reflect the inventory valuation policy of the Company, which is consistent with its past practice and in accordance with generally accepted accounting principles applied on a consistent basis. Since March 31, 1996, due provision was made on the books of the Company in the ordinary course of business consistent with past practices to provide for all slow-moving, obsolete, or unusable inventories to their estimated useful or scrap values and such inventory reserves are adequate to provide for such slow-moving, obsolete or unusable inventory and inventory shrinkage.

                                       9.

                  2.28 Customers and Suppliers. As of the date hereof, no customer which individually accounted for more than 5% of the Company's gross revenues during the 12 month period preceding the date hereof, and no supplier of the Company, has canceled or otherwise terminated, or made any written threat to the Company to cancel or otherwise terminate its relationship with the Company, or has at any time on or after March 31, 1996 decreased materially its services or supplies to the Company in the case of any such supplier, or its usage of the services or products of the Company in the case of such customer, and to the Company's knowledge, no such supplier or customer intends to cancel or otherwise terminate its relationship with the Company or to decrease materially its services or supplies to the Company or its usage of the services or products of the Company, as the case may be. The Company has not engaged in any fraudulent conduct with respect to any customer or supplier of the Company.

                  2.29 Employee Matters. There are no claims pending, or to the Company's or Selling Shareholder's knowledge, currently threatened, resulting from the Company's violation of any employment, labor or wage laws. All payments due from the Company on account of employee health and welfare insurance have been paid and all severance, sick or vacation payments by the Company which are or were due under the terms of any agreement or otherwise have been paid. All employees of the Company have been hired on an "at will" basis.

                  3. Representations and Warranties of the Selling Shareholders. Each of the Selling Shareholders hereby represents and warrants to the Purchaser for himself and not for the other Selling Shareholders, that:

                  3.1 Authorization. All acts and conditions required by law on the part of the Selling Shareholder to authorize the execution and delivery of this Agreement by such Selling Shareholder and the transactions contemplated herein and the performance of all obligations of such Selling Shareholder hereunder have been duly performed and obtained, and this Agreement constitutes a valid and legally binding obligation of the Selling Shareholder, enforceable in accordance with its terms, subject, as to the enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors' rights generally, to general equitable principles and to limitations on the enforceability of indemnification provisions as applied to certain types of claims arising hereafter, if any, under the federal securities laws.

                  3.2 Compliance With Other Instruments. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in any violation or default of any provision of any instrument, judgment, order, writ, decree or contract to which such Selling Shareholder is a party or by which he or she is bound, or require any consent under or be in conflict with or constitute, with or without the passage of time and giving of notice, either a violation or default under any such provision.

                                       10.

                  3.3 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, regional, state or local governmental authority of the United States on the part of such Selling Shareholder is required in connection with the consummation of the transactions contemplated by this Agreement, except for filings, if any, required pursuant to applicable federal and state securities laws, which filings will be made within the required statutory period.

                  3.4 Litigation. There is no action, suit, proceeding, or investigation pending or, to such Selling Shareholders' knowledge, currently threatened against such Selling Shareholder which questions the validity of this Agreement or the right of such Selling Shareholder to enter into this Agreement or to consummate the transactions contemplated hereby.

                  3.5 Title to Stock. Such Selling Shareholder has good title to the Common Stock to be transferred by such Selling Shareholder to the Purchaser under this Agreement, free and clear of any lien, pledge, security interest or other encumbrance (other than restrictions on transfer arising under applicable securities laws) and, upon delivery of the shares of Common Stock at the Closing as provided for in this Agreement, and assuming the Purchaser is acquiring the Common Stock in good faith and without notice of any adverse claim, the Purchaser will acquire good title thereto, free and clear of any lien, pledge, security interest or encumbrance (other than restrictions on transfer arising under applicable securities laws).

                  3.6 Disclosure. Such Selling Shareholder has fully provided the Purchaser and the Purchaser's legal counsel with all the information in such Selling Shareholders' possession that the Purchaser has requested in determining whether to purchase the Common Stock offered by such Selling Shareholder. Neither Section 3 of this Agreement nor any schedule or exhibit attached to this Agreement nor any certificate delivered pursuant hereto that, in any such case, has been or will be provided by or on behalf of such Selling Shareholder contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made herein or therein not misleading in light of the circumstances under which they were made.

                  3.7 Intellectual Property of the Selling Shareholders. Each of the Selling Shareholders individually represents and warrants to the Purchaser as follows:

                           (a) The conduct of the Company's business as now
conducted and as now proposed to be conducted does not violate, conflict with or infringe any Intellectual Property of the Selling Shareholder or any affiliate of the Selling Shareholder.

                           (b) The Selling Shareholder does not now conduct any
business that violates, conflicts with or infringes any Intellectual Property of the Company and does not now propose to conduct any such business, directly or through an affiliate.

                                       11.

                           (c) Neither the Selling Shareholder nor any affiliate
of the Selling Shareholder (other than the Company) is a party to or otherwise bound by any option, license or agreement of any kind (whether formal or informal) to which the Company is a party or by which the Company is bound, which, in any such case (i) conflicts with the Company's representation in
Section 2.9 hereof or (ii) would give the Selling Shareholder any continuing interest in, or would give the Company any continuing payment obligation to the Selling Shareholder with respect to, any Intellectual Property formerly owned by the Selling Shareholder and currently used by the Company.

                           (d) The non-disclosure agreement between the Selling
Shareholder and the Company is in full force and effect, has not been amended or modified in any respect and no provision of such agreement has been waived.

                  4. Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company and the Selling Shareholders that:

                  4.1 Organization, Good Standing and Qualification. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to carry on its business as now conducted. The Purchaser is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect on the Purchaser.

                  4.2 Authorization. All corporate action on the part of the Purchaser, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement and the transactions contemplated herein, and the performance of all obligations of the Purchaser hereunder, has been taken or will be taken prior to the Closing. This Agreement has been duly executed and delivered by the Purchaser and constitutes a valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms, subject, as to the enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors' rights generally, to general equitable principles and to limitations on the enforceability of indemnification provisions as applied to certain types of claims arising hereafter, if any, under the federal securities law.

                  4.3 Purchase for Investment. This Agreement is made with the Purchaser in reliance upon the Purchaser's representation which, by the Purchaser's execution of this Agreement, the Purchaser hereby confirms, that the Common Stock to be received by the Purchaser will be acquired for investment and not with a view to the distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same in a manner contrary to the Act or applicable state securities laws.

                  4.4 Disclosure of Information; Due Diligence. The Purchaser represents that it has made an independent investigation and has had an opportunity to ask questions of

                                       12.

and receive answers from the Company and the Selling Shareholders regarding the Company and the terms and conditions of the offering of the Common Stock offered hereby and to obtain additional information necessary to verify the accuracy of the information supplied or to which it had access. The foregoing, however, does not limit or modify the representations and warranties of the Company or the Selling Shareholders contained herein.

                  4.5 Investment Experience; Accredited Investor Status. The Purchaser is able to fend for itself in the transactions contemplated by this Agreement, can bear the economic risk of its investment (including possible complete loss of such investment) for an indefinite period of time and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Common Stock. The Purchaser represents it has not been organized for the purpose of acquiring the Common Stock. The Purchaser understands that the Common Stock has not been registered under the Act, or under the securities laws of any jurisdiction by reason of reliance upon certain exemptions, and that the reliance of the Company and the Selling Shareholders on such exemptions is predicated upon the accuracy of the Purchaser's representations and warranties in this Section 4. The Purchaser is an "accredited investor" as defined in Rule 501(a) of Regulation D. The Purchaser acknowledges that the certificates representing the stock to be received by Purchaser will bear legends repeating the restrictions on resale contained in applicable securities laws.

                  4.6 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, regional, state or local governmental authority on the part of the Purchaser is required in connection with the consummation of the transactions contemplated by this Agreement.

                  4.7 Insolvency. The consummation of the transactions contemplated by this Agreement will not render the Purchaser insolvent or bankrupt under any federal or state insolvency or bankruptcy law.

                  5. Conditions of the Purchaser's Obligations at the Closing. The obligations of the Purchaser under Section 1.1 of this Agreement are subject to the fulfillment at or before the Closing of each of the following conditions, unless waived by the Purchaser.

                  5.1 Representations and Warranties. The representations and warranties of (i) the Company and the Selling Shareholders contained in Section 2 hereof and (ii) each of the Selling Shareholders contained in Section 3 hereof, shall be true and correct on and as of the Closing with the same effect as though such representations and warranties had been made as of the date of the Closing.

                  5.2 Performance. The Company and the Selling Shareholders shall have performed and complied with all agreements, obligations and conditions contained in this

                                       13.

Agreement that are required to be performed or complied with by them on or before the Closing.

                  5.3 Compliance Certificate. The President of the Company shall have delivered to the Purchaser at the Closing a certificate certifying that the conditions specified in Sections 5.1 and 5.2, as those conditions relate to the Company, have been fulfilled and stating that there has been no material adverse change in the assets, condition, prospects or business of the Company, financial or otherwise, since March 31, 1996. Each of the Selling Shareholders shall have delivered to the Purchaser at the Closing a certificate certifying that the conditions specified in Sections 5.1 and 5.2, as those conditions relate to the Selling Shareholders, respectively, have been fulfilled.

                  5.4 Securities Laws Qualifications. The offer and sale of the Common Stock to the Purchaser pursuant to this Agreement shall be registered or qualified or exempt from registration or qualification under all applicable securities laws.

                  5.5 Proceedings and Documents. All corporate and other proceedings of the Company in connection with the transactions contemplated at the Closing and all documents incident thereto, shall be reasonably satisfactory in form and substance to the Purchaser's counsel, and the Purchaser and its counsel shall have received all such counterpart original and certified or other copies of such documents as they may reasonably request.

                  5.6 Share Certificates. The Selling Shareholders shall have delivered to the Purchaser share certificates representing the shares of Common Stock to be purchased hereunder by the Purchaser, properly endorsed in blank for transfer and accompanied by a duly executed stock power in proper form.

                  5.7 Government and Third-Party Consents. The Company shall deliver to the Purchaser at or prior to the Closing all government and third-party consents, releases, authorizations and approvals necessary for the consummation of the transactions contemplated by this Agreement.

                  5.8 Company Options. As of the date of the Closing, there will not be outstanding any options to purchase shares of the Company's stock.

                  5.9 Company Warrants. As of the date of the Closing, there will not be outstanding any warrants to purchase shares of the Company's stock.

                  5.10 Selling Shareholder Non-Competition and Non-Disclosure Agreement. Mr. Lipton, Mr. Stark and Mr. Romine shall have entered into a non-competition and non-disclosure agreement with Purchaser in the form attached hereto as of Exhibit A.

                                       14.

                  5.11 Opinion of Company Counsel. The Purchaser shall have received from Graham & James LLP, counsel for the Company, an opinion, dated as of the date of the Closing, substantially in the form attached hereto as Exhibit B.

                  5.12 Opinion of Selling Shareholder Counsel. The Purchaser shall have received from Graham & James LLP, counsel to the Selling Shareholders, an opinion, dated as of the date of the Closing, substantially in the form attached hereto as Exhibit C.

                  6. Conditions of the Company's and Selling Shareholder's Obligations at Closing. The obligations of the Company and the Selling Shareholders under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions:

                  6.1 Representations and Warranties. The representations and warranties of the Purchaser contained in Section 4 hereof, shall be true and correct on and as of the Closing with the same effect as though such representations and warranties had been made as of the date of the Closing.

                  6.2 Performance. The Purchaser shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

                  6.3 Compliance Certificate. The President or Chief Financial Officer of the Purchaser shall have delivered to the Company at the Closing a certificate stating that the conditions specified in Sections 6.1 and 6.2 have been fulfilled.

                  6.4 Securities Laws Qualification. The offer and sale to the Purchaser of the Common Stock shall be registered, qualified or exempt from registration or qualification under all applicable securities laws.

                  6.5 Proceedings and Documents. All corporate and other proceedings of the Purchaser in connection with the transactions contemplated at the Closing and all documents incident thereto, shall be reasonably satisfactory in form and substance to the Company's and Selling Shareholders' counsel, and the Company, the Selling Shareholders and their counsel shall have received all such counterpart original and certified or other copies of such documents as they may reasonably request.

                  6.6 Government Consents. The Purchaser shall deliver to the Company and the Selling Shareholders at or prior to the Closing all government consents, releases, authorizations and approvals necessary for the consummation of the transactions contemplated by this Agreement.

                  6.7 Payment of Purchase Price. The Purchaser shall have delivered to each Selling Shareholder the purchase price with respect to the Common Stock to be purchased

                                       15.

from such Selling Shareholder in the form of a check or bank wire transfer of immediately available funds.

                   6.8 Payment of Finder's Fee. As soon as practicable following the Closing, Purchaser shall pay to Broadview a finder's fee of $295,000 in connection with the transactions contemplated pursuant to this Agreement.

                   6.9 Opinion of Purchaser Counsel. The Company and the Selling Shareholders shall have received from Brobeck, Phleger & Harrison LLP, counsel to the Purchaser, an opinion dated as of the Closing, substantially in the form attached hereto as Exhibit D.

                   7. Indemnification.

                   7.1 Right to Indemnification. Each of the Selling Shareholders, jointly and severally, agrees to indemnify and hold harmless the Purchaser (for purposes of Sections 7.1, 7.2 and 7.3 hereof, the "Indemnified Party") from the date of the Closing until the date three (3) months after the date of the Closing and each of the Selling Shareholders, severally, agrees to indemnify and hold harmless the Indemified Party from the date three (3) months after the date of the Closing until the first anniversary of the date of the Closing from and against and shall reimburse the Indemnified Party against and in respect of any and all losses, claims, damages, costs, expenses, obligations, liabilities, remedies or penalties (collectively, "Losses") that the Indemnified Party shall suffer or incur relating to, arising out of or in connection with any breach or inaccuracy of the representations and warranties made by the Company and Selling Shareholders in Sections 2 and 3 of this Agreement; including any expenses reasonably incurred by the Indemnified Party in connection with defending any such action or claim (including, without limitation, reasonable fees and disbursements of counsel) in litigation to which the Indemnified Party is a party. With respect to the foregoing, the Selling Shareholders will not, however, be responsible for any Losses that are finally judicially determined to have resulted from the bad faith or gross negligence of the Indemnified Party.

                   7.2 Limitation. The liability of each Selling Shareholder under this Section 7 and for any other Losses relating to, arising out of or in connection with this Agreement or other transactions contemplated hereby shall be limited to the Purchase Price set forth opposite each Selling Shareholder's name on Schedule A hereto and no claim for indemnification hereunder shall be asserted until Losses exceed $100,000 in the aggregate and such Losses exceed $100,000, a claim by the Indemnified Party may be made for all additional Losses above $100,000. A written notice specifying the specific basis for such claim must be delivered to the Selling Shareholders before the first anniversary of the date of the Closing. Section 7 is the exclusive remedy of the Purchaser with respect to any Losses incurred as a result of the matters specified in Section 7.1, provided, however, nothing in this Section 7 shall limit, in any manner, any remedy at law or in equity to which the

                                       16.

Purchaser shall be entitled against the Selling Shareholders as a result of wilful fraud or intentional misrepresentation by any Selling Shareholders.

                   In any case in which claims have been asserted as and when required hereunder, the Selling Shareholders and the Indemnified Party agree that the indemnity obligations of the Selling Shareholders with respect to such matters shall continue in full force and effect until such matters have been settled by agreement of the Selling Shareholders and the Indemnified Party.

                   7.3 Notification, Etc. In case any proceeding (including any governmental investigation) shall be instituted involving the Indemnified Party, the Indemnified Party shall promptly notify the Selling Shareholders in writing and the Selling Shareholders, upon request of the Indemnified Party, shall retain counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party and any others the Selling Shareholders may designate in such proceeding and the fees and disbursements of such counsel related to such proceeding shall be paid by the Selling Shareholders which shall thereupon reduce the obligations of the Selling Shareholders in Section 7.2 hereof. In any such proceeding, the Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party. It is understood that the Selling Shareholders shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm (in addition to any local counsel) for the Indemnified Party. The Selling Shareholders shall not be liable for any settlement of any proceeding effected without the written consent of all of them, but if settled with such consent or if there be a final judgment for the plaintiff, the Selling Shareholders agree to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment. The rights of the Indemnified Party to indemnification under this Section 7 are exclusive; provided, however, that any rights or remedies asserted against the Selling Shareholder shall be subject to the limitation set forth in Section 7.2 hereof.

                   8. Miscellaneous.

                   8.1 Survival of Warranties. The warranties, representations and covenants contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing until the first anniversary of the date of the Closing, notwithstanding any investigation by the Purchaser.

                   8.2 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

                                       17.

                   8.3 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within the State of California.

                   8.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                   8.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

                   8.6 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon (i) personal delivery to the party to be notified, or
(ii) upon deposit with the United States Post Office, postage prepaid, registered or certified with return receipt requested and addressed to the party to be notified at the address indicated for such party on the signature page hereof, or (iii) upon confirmation of facsimile transmission at the facsimile number indicated for such party on the signature page hereof, or (iv) at such other address as such party may designate by 10 days' advance written notice to the other parties given in the foregoing manner.

                   8.7 Cost and Expense. Each of the Purchaser, Company and Selling Shareholders will be responsible for its own costs and expenses in connection with the negotiation and consummation of the transactions contemplated hereby. All legal expenses of the Company in excess of $15,000 related to the transactions contemplated pursuant to this Agreement will be the responsibility of the Selling Shareholders.

                   8.8 Amendments and Waivers. After the Closing, any term of this Agreement may be amended and the observance of any term may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of a majority in interest of the Selling Shareholders and the Purchaser, provided that no such amendment would affect any Shareholder in a manner different than the other Shareholders will be treated.

                   8.9 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement, and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

                   8.10 Entire Agreement. This Agreement and the other documents delivered at the Closing constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof and supersede all prior agreements with respect to

                                       18.

the subject matter hereof,including without limitation the letter of intent dated May 16, 1996 among the Purchaser, the Company and the Selling Shareholders.

                   8.11 California Corporate Securities Law. THE SALE OF THE SECURITIES THAT IS THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA, AND IN THE ABSENCE OF AN EXEMPTION FROM SUCH QUALIFICATION REQUIREMENT, THE SALE OF SUCH SECURITIES OR THE PAYMENT OF ANY PART OF THE CONSIDERATION FOR SUCH SECURITIES PRIOR TO SUCH QUALIFICATION IS UNLAWFUL. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH EXEMPTION BEING APPLICABLE.

                   8.12 Publicity. Purchaser and the Company will not make any press release or other public announcement concerning this Agreement or the transactions contemplated hereby except with the prior approval of the other, except for such disclosures as may be required by applicable law or securities exchange rules and regulations. A Selling Shareholder will not make any press release or other public announcement concerning this Agreement or the transactions contemplated hereby except with the prior approval of the Purchaser.

                   8.13 Expenses; Attorneys' Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

                                       19.

                   IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                           COMPANY

                           LOTUS TECHNOLOGIES, INC.

                           -----------------------------------------
                           Lewis T. Lipton, President

                  Address: 130-C Knolls Drive
                           Los Gatos, CA  95030

                           SELLING SHAREHOLDERS

                           -------------------------------------------------
                           Lewis T. Lipton, Trustee for the Lipton Separate Property Trust dated January 12, 1993

                  Address: 17660 Vista Avenue
                           Monte Sereno, CA 95030

                           -------------------------------------------------
                           Dennis C. Stark

                  Address: #5 No Name Road
                           Los Gatos, CA 95030

                           -------------------------------------------------
                           Steven Romine

                  Address: 671 Cresci Road
                           Los Gatos, CA 95030

                           PURCHASER

                           INTEVAC, INC.

                           ------------------------------------------------
                           Norman H. Pond, President

                  Address: 3550 Bassett Street
                           Santa Clara, CA  95054

                                   SCHEDULE A

                        SCHEDULE OF SELLING SHAREHOLDERS

                                Number of Shares
Selling Shareholder             of Common Stock    Purchase Price
- -------------------             ----------------   --------------
Lewis T. Lipton, Trustee for
the Lipton Separate Property

Trust dated January 12, 1993       1,260,000       $2,675,000.00

Dennis C. Stark                    1,260,000       $2,675,000.00

Steven Romine                      1,260,000       $2,675,000.00

Total                              3,780,000       $8,025,000.00
                                   =========       =============

                                   SCHEDULE B

                             SCHEDULE OF EXCEPTIONS

                                   SCHEDULE C

                         SCHEDULE OF MATERIAL CONTRACTS

                                    EXHIBIT A

                               SELLING SHAREHOLDER

                  NON-COMPETITION AND NON-DISCLOSURE AGREEMENT

                   This SELLING SHAREHOLDER NON-COMPETITION AND NON-DISCLOSURE AGREEMENT (this "Agreement"), is entered into as of this 6th day of June, 1996 ("Effective Date") by and among Intevac, Inc., a California corporation ("Intevac"), and 1~.

                   WHEREAS, Intevac, Mr. 2~ and certain other parties have entered into that certain Stock Purchase Agreement dated as of June 6, 1996 (the "Purchase Agreement"), pursuant to which Intevac is acquiring all of the outstanding stock of Lotus Technologies, Inc. (the "Stock Purchase");

                   WHEREAS, in order to induce Intevac to enter into the Purchase Agreement, the parties hereto have agreed that this Agreement shall govern their respective rights with respect to the matters set forth herein.

                   NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

                   1. Non-Competition:

                   1.1 Covenant Not to Compete. The parties understand and agree that this Agreement is entered into in connection with the acquisition by Intevac of all of the issued and outstanding capital stock of Lotus Technologies, Inc. ("LTI") from the shareholders of LTI. The parties further understand and agree that Mr. 2~ was a key and significant shareholder of LTI. Commencing upon the Effective Date and continuing for a period up to and including the date that is three (3) years after the Effective Date, in consideration of the performance by Intevac of its respective obligations under the Purchase Agreement, Mr. 2~ agrees that he shall not engage in any of the following activities outside of his employment with Intevac:

                        (a) Enter into or engage in the business of designing, developing, manufacturing, marketing and selling of equipment for contact stop/start ("CSS") testing, including stiction, friction, torque and lifetime aspects related to those characteristics, and track average amplitude and pulse width 50 measurements as done on hard disks, heads used in hard disk drives and completed hard disk drives; or

                        (b) In any way interfere or compete with Intevac in its operation of the present business of LTI, including projects currently under development that relate to CSS testing, track average amplitude and pulse width 50 measurements done on hard disks, heads used in hard disk drives and completed hard disk drives; or

                        (c) Enter into or engage in any business or activity which would use LTI technology, trade secrets or know-how; or

                        (d) Assist any person or entity, in any manner, in the use of LTI patented technology, trade secrets or know-how.

                   However, Section 1.1 of this Agreement in no way shall restrict Mr. 2~ from working for any entity that does not commercially compete with Intevac.

                   1.2 Covenant Not to Solicit. Commencing upon the Effective Date and continuing for a period that is three (3) years after the Effective Date, Mr. 2~ agrees (i) not to solicit any employee, consultant or other service provider of Intevac or any of its respective affiliates to terminate his, her or its employment, consulting or other service arrangement with Intevac or such affiliate and (ii) not to solicit any business partner of Intevac or any of its respective affiliates to terminate its relationship with Intevac or such affiliate or otherwise interfere with such relationship.

                   1.3 Covenants Not Unduly Restrictive. Mr. 2~ acknowledges, represents and warrants to Intevac that the covenants of Mr. 2~ in Sections 1.1 and 1.2 hereof are reasonably necessary for the protection of Intevac's interests under this Agreement and are not unduly restrictive upon Mr. 2~. In any event, if any restriction set forth in Sections 1.1 and 1.2 hereof is held to be unreasonable, then Mr. 2~ agrees, and hereby submits, to the reduction and limitation of such prohibition to such area or period as shall be deemed reasonable.

                   2. Non-Disclosure.

                   2.1 Proprietary Information. Mr. 2~ has in his possession or may come into his possession in the future information relating to LTI's business (including, without limitation, trade secrets, computer programs, names and expertise of employees and consultants, designs, technology, know-how, ideas, compositions, data, techniques, improvements, inventions (whether patentable or not), schematics and other technical, business, financial, customer and product development plans, forecasts, strategies and information), which to the extent previously, presently or subsequently disclosed to Mr. 2~ is hereinafter referred to as "Proprietary Information."

                   2.2 Non-Disclosure of Proprietary Information. Mr. 2~ hereby agrees, except as Intevac may otherwise consent in writing, (i) to hold the Proprietary Information in strict confidence and to take all reasonable precautions to protect such Proprietary

Information, (ii) not to divulge any such Proprietary Information or any information derived therefrom to any third person, (iii) not to make any use whatsoever at any time of such Proprietary Information, except when providing services to Intevac, and (iv) not to copy any such Proprietary Information except in the performance of his duties to Intevac and its affiliates. Without granting any right or license, Intevac agrees that the foregoing clauses (i),
(ii), (iii) and (iv) shall not apply with respect to any Proprietary Information after three (3) years from the date hereof or any information that Mr. 2~ can document is, through no improper action or inaction by Mr. 2~ or any affiliate, agent, consultant or employee of Mr. 2~, generally available to the public. Mr. 2~ may make disclosures required by court order, provided Mr. 2~ uses reasonable efforts to limit such disclosure and to obtain confidential treatment or a protective order, and has allowed Intevac to participate in the proceeding.

                   3. REMEDIES.

                   3.1 Injunctive Relief. The parties hereto further agree that the covenants and obligations contained in this Agreement relate to special, unique and extraordinary matters and that a violation of any of such covenants or obligations may cause Intevac irreparable injury for which adequate remedy at law will not be available; and, therefore, that upon any such breach of any such covenant or obligation, or any threat thereof, Intevac shall be entitled to the immediate remedy of a temporary restraining order, preliminary injunction or such other form of injunctive or equitable relief in addition to whatever remedies they might have at law.

                   3.2 Remedies Cumulative. Intevac's rights and remedies under this Agreement are cumulative and are in addition to any other rights and remedies Intevac may have at law or in equity.

                   4. MISCELLANEOUS.

                   4.1 Notices. All notices and other communications required or permitted under this Agreement shall be delivered to the parties at the address set forth below their respective signature blocks, or at such other address that they designate by notice to the other party in accordance with this Section 4.1. All notices and communications must be sent by one of the methods specified below and shall be deemed to have been received unless otherwise set forth herein: (i) in the case of personal delivery, on the date of such delivery; (ii) in the case of telex or facsimile transmission, on the date on which the sender receives confirmation by telex or facsimile transmission that such notice was received by the addressee, provided that a copy of such transmission is additionally sent by mail as set forth in (iv) below; (iii) in the case of overnight air courier, on the second business day following the day sent, with receipt confirmed by the courier; and (iv) in the case of mailing by first class certified or registered mail, postage prepaid, return receipt requested, on the fifth business day following such mailing. All notices in (i), (ii) and (iii) must be followed by certified mail, return receipt requested within five (5) days.

                   4.2 Assignment. This Agreement shall be binding on, and shall inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that Mr. 2~ may not assign, transfer or delegate his rights or obligations hereunder and any attempt to do so shall be null and void.

                   4.3 Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof, and all prior agreements, written or oral, are merged herein and are of no further force or effect.

                   4.4 Amendment. This Agreement may be modified or amended only by a written agreement signed by the President of Intevac and Mr. 2~.

                   4.5 Waivers. No waiver of any term or provision of this Agreement will be valid unless such waiver is in writing signed by the party against whom enforcement of the waiver is sought. The waiver of any term or provision of this Agreement shall not apply to any subsequent breach of this Agreement.

                   4.6 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

                   4.7 Severability. The provisions of this Agreement shall be deemed severable, and if any part of any provision is held illegal, void or invalid under applicable law, such provision may be changed to the extent reasonably necessary to make the provision, as so changed, legal, valid and binding. If any provision of this Agreement is held illegal, void or invalid in its entirety, the remaining provisions of this Agreement shall not in any way be affected or impaired but shall remain binding in accordance with their terms.

                   4.8 Governing Law. The terms of this Agreement shall be governed by the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within the State of California.

                   4.9 Attorneys' Fees. In the event of any proceeding, claim or action being filed or instituted between the parties with respect to this Agreement, the prevailing party will be entitled to receive from the other party all costs, damages and expenses, including reasonable attorneys' fees, incurred by the prevailing party in connection with that action or proceeding whether or not the controversy is reduced to judgment or award. The prevailing party will be that party who may be fairly said by the trier of fact to have prevailed on the major disputed issues.

                   IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                           INTEVAC, INC.


                           -------------------------------------------------
                           Norman H. Pond, President

                  Address: 3550 Bassett Street
                           Santa Clara, CA 95054


                           -------------------------------------------------
                           1~

                  Address:
                           --------------------------------------------------

                           --------------------------------------------------

                                    EXHIBIT B

                 MATTERS TO BE COVERED IN THE OPINION OF COUNSEL
                           TO LOTUS TECHNOLOGIES, INC.

                   1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and the Company has the requisite corporate power and authority to own its properties and to conduct its business as presently conducted.

                   2. The Company is qualified to do business as a foreign corporation in each jurisdiction of the United States where its failure to do so would have a material adverse effect on its business or properties.

                   3. The Company has the requisite corporate power and authority to execute, deliver and perform the Stock Purchase Agreement. The foregoing has been duly and validly authorized by the Company, duly executed and delivered by an authorized officer of the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company according to its terms.

                   4. To our knowledge, the capitalization of the Company immediately prior to the Closing is as follows:

                        a. Common Stock. 10,000,000 shares of common stock ("Common Stock"), no par value, 3,780,000 shares of which have been duly authorized and validly issued, are nonassessable, and to our knowledge, fully paid.

                        b. There are no preemptive rights or options, warrants, conversion privileges or other rights (or agreements for any such rights) outstanding to purchase or otherwise obtain from the Company any of the Company's securities.

                   5. The execution, delivery, performance and compliance with the terms of the Stock Purchase Agreement do not violate any provision of any applicable federal or California corporate law or any provision of the Company's Articles of Incorporation or Bylaws and, to our knowledge, do not conflict with or constitute a default under the provisions of any judgment, writ, decree or order or the material provisions of any material agreement to which the Company is a party or by which it is bound.

                   6. All consents, approvals, permits, orders or authorizations of, and all qualifications, registrations, designations, declarations or filings with, any federal, or California state governmental authority on the part of the Company required in connection with the execution, delivery and performance of the Stock Purchase Agreement have been obtained, and are effective, and we are not aware of any proceedings, or threat thereof, which question the validity thereof.

                   7. Based in part upon the representations of Purchaser in the Stock Purchase Agreement, the offer and sale of the Common Stock to Purchaser pursuant to the terms of the Stock Purchase Agreement are exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended.

                   8. We are not aware that there is any action, proceeding or governmental investigation pending against the Company, which questions the validity of the Stock Purchase Agreement or the right of the Company or its officers, directors and employees to enter into the Stock Purchase Agreement, or which is not referred to in the Schedule of Exceptions.

                                    EXHIBIT C

                     MATTERS TO BE COVERED IN THE OPINION OF
                  COUNSEL FOR EACH OF THE SELLING SHAREHOLDERS

    (i) The Stock Purchase Agreement has been duly executed and delivered on behalf of the Selling Shareholder.

    (ii) The Selling Shareholder has full power and authority, and any approval required by law (other than as required by State securities and blue sky laws as to which such counsel need express no opinion), to sell, assign, transfer and deliver the portion of the Stock to be sold by such Selling Shareholder.

    (iii) The stock power executed and delivered by the Selling Shareholder is a valid and binding instrument.

    (iv) Upon payment for and delivery of the Common Stock with all necessary endorsements in accordance with the terms of the Agreement, and assuming the Purchaser is acquiring the shares of Common Stock in good faith without notice of any adverse claim, the Purchaser will be the owner of the shares of Common Stock, free and clear of any adverse claim.

                   In rendering such opinion such counsel for the Selling Shareholders may rely, as to matters governed other than by the laws of the State of California or Federal law on local counsel in such jurisdictions and, as to the matters set forth in subparagraphs (ii), (iii) and (iv), on other counsel representing the respective Selling Shareholder provided that in each case counsel for the Selling Shareholder shall state that they believe that they and Intevac, Inc. are justified in relying on such other counsel.

                                    EXHIBIT D

                 MATTERS TO BE COVERED IN THE OPINION OF COUNSEL
                       TO INTEVAC, INC. (THE "PURCHASER")

                   1. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and the Purchaser has the requisite corporate power and authority to own its properties and to conduct its business as presently conducted.

                   2. The Purchaser has the requisite corporate power and authority to execute, deliver and perform the Stock Purchase Agreement. The Stock Purchase Agreement has been duly and validly authorized by the Purchaser, duly executed and delivered by an authorized officer of the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser according to its terms.

                   3. The execution, delivery, performance and compliance with the terms of the Stock Purchase Agreement do not violate any provision of any applicable federal or California corporate law or any provision of the Articles of Incorporation or Bylaws and, to our knowledge, do not conflict with or constitute a default under the provisions of any judgment, writ, decree or order.

                   4. All consents, approvals, permits, orders or authorizations of, and all qualifications, registrations, designations, declarations or filings with any federal or California state governmental authority on the part of the Purchaser required in connection with the execution, delivery and performance of the Stock Purchase Agreement have been obtained, and are effective, and we are not aware of any proceedings, or threat thereof, which question the validity thereof.

                   5. We are not aware that there is any action, proceeding or governmental investigation pending against the Purchaser, which questions the validity of the Stock Purchase Agreement or the right of the Purchaser or its officers, directors and employees to enter into the Stock Purchase Agreement.